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                                  EXHIBIT 99.1

[LOGO OF CONCENTRA]

Contacts:   Daniel J. Thomas               Thomas E. Kiraly
            President and                  Executive Vice President and
            Chief Executive Officer        Chief Financial Officer
            (972) 364-8111                 (972) 364-8217


              CONCENTRA OPERATING CORPORATION COMPLETES REDEMPTION OF $47.5 MILLION OF ITS 13% SENIOR SUBORDINATED NOTES

         ADDISON, Texas, July 24, 2002 - Concentra Operating Corporation ("Concentra") today announced that it has successfully completed the previously announced redemption of $47.5 million of its 13% Series A and Series B Senior Subordinated Notes. The redemption represents 25% of the $190 million in notes that were issued in 1999. In connection with the redemption, Concentra paid a 13% premium over the face amount of the redeemed bonds.

         Concentra noted that the redemption will reduce its indebtedness and interest expense, and will result in lower consolidated interest expense for its parent corporation, Concentra Inc. To fund the redemption and related transaction fees, Concentra Inc. borrowed $55 million in a bridge loan facility from Salomon Smith Barney and Credit Suisse First Boston and contributed the proceeds of the loan to Concentra as equity. The new debt has a term of two years and requires no cash interest payments until maturity.

         Concentra Operating Corporation, the successor to and a wholly owned subsidiary of Concentra Inc., is the comprehensive outsource solution for containing healthcare and disability costs. Serving the occupational, auto and group healthcare markets, Concentra provides employers, insurers and payors with a series of integrated services which include employment-related injury and occupational health care, in-network and out-of-network medical claims review and re-pricing, access to specialized preferred provider organizations, first notice of loss services, case management and other cost containment services.

         This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, changes in nationwide employment and workplace injury trends, interruption in its data processing capabilities, operational financing and strategic risks related to the Company's capital structure and growth strategy, possible fluctuations in quarterly and annual operations, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's filings with the Securities and Exchange Commission.

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